Exhibit 99

  RF Monolithics Reports Positive Fourth Quarter and Fiscal Year 2004 Results;
            13% Year-over-Year and Quarter-over-Quarter Sales Growth

     DALLAS--(BUSINESS WIRE)--Oct. 14, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) today reported net income for the fourth quarter ended August 31, 2004, was $559 thousand, or a profit of $0.07 per diluted share, compared to a net income of $250 thousand, or $0.03 per diluted share, for the fourth quarter of the prior year. Net income for the year ended August 31, 2004, was $2.2 million or $0.27 per diluted share, compared to the net loss of $3.3 million or $0.47 per diluted share for the prior year. The loss for the prior year includes $3.8 million in special charges resulting from obsolescence and write-down of inventory and asset impairment.
     Sales for the fourth quarter ended August 31, 2004, were $12.5 million compared with sales of $11.1 million in the fourth quarter of the prior year and sales of $13.6 million reported for the previous third quarter. Sales for the year ended August 31, 2004, were $48.5 million compared with sales of $42.9 million for the year ended August 31, 2003.
     David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "We reported another good quarter and the highest annual net income in six years. We reported 13 percent year-over-year annual sales growth. We did this with a strategic plan to focus on specific growth applications, including tire pressure monitoring, satellite radio and automated meter reading. Our successful execution of this plan resulted in a product mix less dependent upon our component products. We also demonstrated we have the infrastructure in place to effectively control costs and provide the consistent, high quality performance our customers expect across all our product lines. Our strategic efforts produced both very strong fourth quarter and fiscal year results. As we had guided, our fourth quarter sales increased 13 percent over prior year and were down slightly from our third quarter, primarily in the automotive market. Our gross margin at 32 percent was on target with our guidance as were our operating expenses, which were down slightly."
     Mr. Kirk further commented, "For our first quarter of fiscal 2005, we expect sales to increase 10-12 percent over the prior year's first quarter sales of $11.1 million. While first quarter sales may not exceed fourth quarter sales, that would be consistent with the Company's historical sales cycle. Because of this cyclical pattern, we believe it more clearly demonstrates sales improvement when compared to the same quarter of the prior year, as we did throughout fiscal year 2004. Additionally, we are expecting our gross profit margin to remain in the low 30 percent range. Our operating expenses are expected to be flat relative to sales, as we continue investments in research and development to support market requirements in our targeted growth markets. Going forward, it is becoming more difficult to predict sales because some of our targeted growth markets often operate on very short lead times and general market conditions remain uncertain. Our lower backlog on increased sales for 2004 underscores this trend. We have made tremendous progress in supporting our customers with quick response times. We intend to build upon our achievements in 2004, to position the Company for continued profitable growth in 2005."

     Quarter/Annual Highlights:

     --   Largest annual net income in six years.

     -- Annual sales increased 13 percent and were the highest in the past three years. Fourth quarter sales were up 13 percent over the prior year's fourth quarter and down 8 percent from the previous strong third quarter.

     -- Sales of the three targeted growth applications -- tire pressure monitor, satellite radio and automated meter reading -- more than doubled the combined sales from the prior year of such products.

     -- Record Filter sales for the quarter, primarily for satellite radio applications.

     -- Backlog at year-end of almost $12 million, down 15 percent compared to the prior year end, reflects customers' demand for short lead-times.

     -- Achieved another development milestone for low-power components with the release of the quartz surface acoustic wave (SAW) resonator in a 3mm x 3mm surface-mount package. During fiscal year 2004, over 70 new products were developed, including those that reduced the size and footprint of older products, compared to 50 new products developed in 2003.

     -- On an annual basis, 31.6 percent gross profit margin is the highest in six years. For the quarter, the 32.1 percent gross profit margin was primarily due to continuing focus on cost reduction programs and product mix.

     -- $1.9 million in positive operating cash flow for the quarter and $5.0 million for fiscal year 2004, resulting in a significantly improved cash position.

     -- Eliminated bank debt in the quarter as a result of $4.1 million of debt payments made during the year.

     --   Product Mix for Fourth Quarter Sales was:


       --  Low-power Components         $4.6 Million

       --  Virtual Wire(TM) Products    $3.3 Million

       --  Filter Products              $3.6 Million

       --  Frequency Control Modules    $1.0 Million
                                        ------------

                Total Product Sales    $12.5 Million


     --   Market Diversification for Fourth Quarter Sales was:


       --  Automotive 31%

       --  Consumer 11%

       --  Distribution 26 %

       --  Industrial 21 %

       --  Telecom 11 %


     About RFM:

     Celebrating its 25th year in business, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave and other technologies for the automotive, consumer, distribution, industrial, medical, security and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

     Forward-Looking Statements:

     This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions; acts of war or terrorism as they affect the Company, its customers and manufacturing partners; the timely development, acceptance and pricing of new products; the successful implementation of improved manufacturing processes; the dependence on offshore manufacturing; the impact of competitive products and pricing; the availability of sufficient materials, labor and assembly capacity to meet product demand; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2003. The Company does not assume any obligation to update any information contained in this release.

     Management Conference Call:

     RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

     Internet Access-

     RFM at http://www.rfm.com . Click on the "Investor Relations" section and then click on "WebCast Live". You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

     Telephone Access-

     The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics' Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. ET October 14 through November 15, 2004.


                              RF Monolithics, Inc.
                    Unaudited Condensed Statements of Income
                    (In Thousands, Except Per Share Amounts)

                                    Three Months          Year
                                        Ended             Ended
                                     August 31,         August 31,
                                   2004     2003     2004      2003
                                  -------- -------- -------- ---------


Sales                             $12,526  $11,090  $48,506   $42,935

Cost of sales                       8,510    7,956   33,168    33,782
                                  -------- -------- -------- ---------

  Gross profit                      4,016    3,134   15,338     9,153
                                  -------- -------- -------- ---------

Research and development            1,271      872    4,470     3,266

Sales and marketing                 1,355    1,268    5,384     4,877

General and administrative            783      661    3,040     2,648

Restructuring and impairment            0        0        0     1,216
                                  -------- -------- -------- ---------

  Operating expenses                3,409    2,801   12,894    12,007
                                  -------- -------- -------- ---------

  Income (loss) from operations       607      333    2,444    (2,854)

Other income (expense), net           (44)     (78)    (193)     (462)
                                  -------- -------- -------- ---------

  Income (loss) before income
   taxes                              563      255    2,251    (3,316)

Income tax expense                      4        5       14        25
                                  -------- -------- -------- ---------

  Net income (loss)                  $559    $ 250   $2,237   $(3,341)
                                  ======== ======== ======== =========

Earnings (loss) per share:

  Basic                             $0.07    $0.03    $0.29   $ (0.47)
                                  ======== ======== ======== =========

  Diluted                           $0.07    $0.03    $0.27    $(0.47)
                                  ======== ======== ======== =========

Weighted average common shares
 outstanding:

  Basic                             7,784    7,222    7,597     7,170
                                  -------- -------- ======== =========

  Diluted                           8,261    7,605    8,255     7,170
                                  ======== ======== ======== =========


                              RF Monolithics, Inc.
                       Unaudited Condensed Balance Sheets
                                 (In Thousands)

                                                 August 31, August 31,
                                                    2004       2003
                                                 ---------- ----------
ASSETS
Cash and cash equivalents                           $2,715       $216
Accounts receivable -- Net                           7,357      6,913
Inventories -- Net                                   9,133      7,894
Other current assets                                   282        322
                                                 ---------- ----------
   Total current assets                             19,487     15,345
Property and equipment -- Net                        7,003      9,201
Other assets -- Net                                    283        277
                                                 ---------- ----------
   Total                                           $26,773    $24,823
                                                 ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $4,682     $6,451
Long-term debt, less current portion                     0        892

Other liabilities                                      245        190
                                                 ---------- ----------
   Total liabilities                                 4,927      7,533
Stockholders' equity                                21,846     17,290
                                                 ---------- ----------
   Total                                           $26,773    $24,823
                                                 ========== ==========


     CONTACT: RF Monolithics, Inc., Dallas
              Buddy Barnes, 972-233-2903
              or
              Carol Bivings, 972-448-3767